Exhibit 99.1

Item 1. Business.

Summary

Leggett & Platt, Incorporated was founded as a partnership in Carthage, Missouri in 1883 and was incorporated in 1901. The Company, a pioneer of the steel coil bedspring, has become an international diversified manufacturer that conceives, designs and produces a wide range of engineered components and products found in many homes, offices and automobiles. As discussed below, our continuing operations are organized into 17 business units, which are divided into 10 groups under our four segments: Residential Products; Industrial Products; Furniture Products; and Specialized Products.

Overview of Our Segments

Residential Products Segment

BEDDING GROUP
U.S. Spring
International Spring

FABRIC & CARPET CUSHION GROUP
Fabric Converting
Geo Components
Carpet Cushion

MACHINERY GROUP
Machinery

Our Residential Products segment began in 1883 with the manufacture of steel coil bedsprings. Today, we supply a variety of components and machinery used by bedding manufacturers in the production and assembly of their finished products. Our range of products offers our customers a single source for many of their component needs. We also produce or distribute carpet cushion, fabric, and geo components.
Innovative proprietary products and low cost have made us the largest U.S. manufacturer in many of these businesses. We strive to understand what drives consumer purchases in our markets and focus our product development activities on meeting end-consumer needs. We attain a cost advantage from efficient manufacturing methods, internal production of key raw materials, purchasing leverage, and large-scale production. Sourcing components from us allows our customers to focus on designing, merchandising and marketing their products.

Exhibit 99.1

PRODUCTS
Bedding Group

•	Innersprings (sets of steel coils, bound together, that form the core of a mattress)
•	Wire forms for mattress foundations
•	Machines that we use to shape wire into various types of springs
Fabric & Carpet Cushion Group

•	Structural fabrics for mattresses, residential furniture and industrial uses
•	Carpet cushion (made from bonded scrap foam, fiber, rubber and prime foam)
•	Geo components (synthetic fabrics and various other products used in ground stabilization, drainage protection, erosion and weed control)
Machinery Group

•	Quilting machines for mattress covers
•	Industrial sewing/finishing machines
CUSTOMERS

•	Manufacturers of finished bedding (mattresses and foundations)
•	Retailers and distributors of carpet cushion
•	Contractors, landscapers, road construction companies, and government agencies using geo components

Industrial Products Segment

WIRE GROUP
Drawn Wire
Wire Products
Steel Rod

The quality of our products and service, together with low cost, have made Leggett & Platt the leading U.S. supplier of high-carbon drawn steel wire. Our Wire Group operates a steel rod mill with an annual output of approximately 500,000 tons, of which a substantial majority is used by our own wire mills. We have three wire mills that supply virtually all the wire consumed by our other domestic businesses. We also supply steel wire to trade customers that operate in a broad range of markets.

Exhibit 99.1

PRODUCTS
Wire Group

•	Drawn wire
•	Fabricated wire products
•	Steel rod

CUSTOMERS
We use about 70% of our wire output to manufacture our own products, including:

•	Bedding and furniture components
•	Automotive seat suspension systems
The Industrial Products segment also has a diverse group of trade customers that include:

•	Bedding producers
•	Mechanical spring manufacturers
•	Wire distributors

Furniture Products Segment

HOME FURNITURE GROUP
Furniture Hardware
Seating & Distribution

WORK FURNITURE GROUP
Work Furniture

CONSUMER PRODUCTS GROUP
Fashion Bed
Adjustable Bed

In our Furniture Products segment, we design, manufacture, and distribute a wide range of components and finished products for the upholstered furniture, office seating, and specialty retail markets. We supply components used by home and work furniture manufacturers in the assembly of their finished products, as well as select lines of private-label finished furniture. We are also a major supplier of adjustable beds and fashion beds, with domestic manufacturing and distribution capability as well as established relationships with global sources.

Exhibit 99.1

PRODUCTS
Home Furniture Group

•	Steel mechanisms and motion hardware (enabling furniture to recline, tilt, swivel, rock and elevate) for reclining chairs and sleeper sofas
•	Springs and seat suspensions for upholstered furniture
Work Furniture Group

•	Select lines of private-label finished furniture
•	Bases, columns, back rests, casters and frames for office chairs, and control devices that allow chairs to tilt, swivel and elevate
•	Molded plywood components
Consumer Products Group

•	Adjustable beds
•	Fashion beds and bed frames

CUSTOMERS

•	Manufacturers of upholstered furniture
•	Office furniture manufacturers
•	Mattress and furniture retailers

Specialized Products Segment

AUTOMOTIVE GROUP
Automotive

AEROSPACE PRODUCTS GROUP
Aerospace Products

CVP GROUP
Commercial Vehicle Products

Our Specialized Products segment designs, manufactures and sells products including automotive seating components, tubing assemblies for the aerospace industry, and service van interiors. Our established design capability and focus on product development have made us a leader in innovation. We also benefit from our broad geographic presence and our internal production of key raw materials and components.

Exhibit 99.1

PRODUCTS
Automotive Group

•	Mechanical and pneumatic lumbar support and massage systems for automotive seating
•	Seat suspension systems
•	Motors and actuators
•	Control cables
Aerospace Products Group

•	Titanium, nickel and stainless steel tubing, formed tube and tube sub-assemblies
Commercial Vehicle Products Group

•	Van interiors (the racks, shelving and cabinets installed in service vans)

CUSTOMERS

•	Automobile seating manufacturers and OEMs
•	Aerospace suppliers
•	Telecommunication, cable, home service and delivery companies

Segment Financial Information

For information about sales to trade customers, sales by product line, EBIT, and total assets of each of our segments, refer to Note E on page 21 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K.

Our reportable segments are the same as our operating segments, which also correspond with our management organizational structure. In conjunction with the change in executive officer leadership, our management organizational structure and all related internal reporting changed effective January 1, 2017. As a result, the composition of our four segments also changed to reflect the new structure. The new segment structure is largely the same as prior years except the Home Furniture Group moved from Residential Products to Furniture Products (formerly Commercial Products) and the Machinery Group moved from Specialized Products to Residential Products.

In addition, the changes in LIFO reserve are now recognized within the segments to which they relate (primarily Industrial Products). Previously segment EBIT (Earnings Before Interest and Taxes) reflected the FIFO basis of accounting for certain inventories and an adjustment to the LIFO basis for these inventories was made at the consolidated financial statement level. These changes were retrospectively applied to all periods presented. The methods and assumptions that we use in estimating our LIFO reserve did not change.

Exhibit 99.1

Strategic Direction

Key Financial Metric

Total Shareholder Return (TSR), relative to peer companies, is the key financial measure that we use to assess long-term performance. TSR = (Change in Stock Price + Dividends)/Beginning Stock Price. Our goal is to achieve TSR in the top third of the S&P 500 companies over rolling three-year periods through an approach that employs four TSR sources: revenue growth, margin expansion, dividends, and share repurchases.

Our incentive programs reward return generation and profitable growth. Senior executives participate in a TSR-based incentive program (based on our performance compared to a group of approximately 320 peers).

For information about our TSR targets and performance see the discussion under "Total Shareholder Return" in Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations on page 2 of Exhibit 99.3 attached to this Form 8-K.

Returning Cash to Shareholders

During the past three years, we generated $1.29 billion of operating cash, and we returned much of this cash to shareholders in the form of dividends and share repurchases. Our top priorities for use of cash are organic growth (capital expenditures), dividends, and strategic acquisitions. After funding those priorities, if there is still cash available, we generally intend to repurchase stock rather than repay debt early or stockpile cash.

For information about dividends and share repurchases see the discussion under "Pay Dividends" and "Repurchase Stock" in Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 17 and 18, respectively, of Exhibit 99.3 attached to this Form 8-K.

Portfolio Management

We utilize a rigorous strategic planning process to help guide decisions regarding business unit roles, capital allocation priorities, and new areas in which to grow. We review the portfolio classification of each unit on an annual basis to determine its appropriate role (Grow, Core, Fix or Divest). This review includes criteria such as competitive position, market attractiveness, business unit size, and fit within our overall objectives, as well as financial indicators such as growth of EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), operating cash flows, and return on assets. Business units in the Grow category should provide avenues for profitable growth from competitively advantaged positions in attractive markets. Core business units are expected to enhance productivity, improve market share, and generate cash flow from operations while using minimal capital. To remain in the portfolio, business units are expected to consistently generate after-tax returns in excess of our cost of capital. Business units that fail to consistently attain minimum return goals will be moved to the Fix or Divest categories.

Exhibit 99.1

Disciplined Growth

We revised our TSR framework in September 2016 to moderately increase the expected long-term contribution from revenue growth to 6-9% (from 4-5% previously). Over the last three years, our average annual revenue growth has been approximately 3%. Growth from the combination of increased unit volume and acquisitions has approximated 7% during that time period, but this was partially offset by a 4% reduction from divestitures, commodity deflation and currency impact.

Our long-term 6-9% annual revenue growth objective envisions periodic acquisitions. We primarily seek acquisitions within our Grow businesses, and look for opportunities to enter new, higher growth markets (carefully screened for sustainable competitive advantage). We expect all acquisitions to (a) have a clear strategic rationale, a sustainable competitive advantage, a strong fit with the Company, and be in an attractive and growing market; (b) create value by enhancing TSR; (c) for stand-alone businesses: generally possess revenue in excess of $50 million, strong management and future growth opportunity with a strong market position in a market growing faster than GDP; and (d) for bolt-on businesses: generally possess revenue in excess of $15 million, significant synergies, and a strategic fit with an existing business unit.

Acquisitions

2016

We acquired three small businesses for an aggregate purchase price of roughly $30 million. The first was a U.S. manufacturer of aerospace tube assemblies. This business further expands our tube forming and fabrication capabilities, and also adds precision machining to our aerospace platform. We also acquired a distributor of geo-synthetic products and a South African producer of mattress innersprings.

In addition to these acquisitions, we purchased the remaining interest in an Automotive joint venture in China for $35 million. This business manufactures seat comfort products and lumbar support systems.

2015

We acquired a 70% interest in a European private-label manufacturer of high-end upholstered furniture. This business is complementary to our North American private-label operation and allows us to support our Work Furniture customers as they expand globally. The initial cash outlay for the 70% interest was $12 million and, per the terms of the agreement, we will acquire the remaining 30% in two equal parts, in 2018 and 2020. We have recorded a long-term liability of approximately $11 million for these future payments. The recorded liability is based upon estimates and may fluctuate significantly until the payment dates.

2014

We acquired Tempur Sealy's three U.S. innerspring production facilities for a purchase price of $45 million. This additional volume enhanced our economies of scale, benefited from our vertical integration in steel rod and wire, and allowed manufacturing optimization across a broad asset base.

We also acquired a German designer and distributor of high-end, European-style motion furniture components for a purchase price of $17 million. This business allows us to meet varying design preferences and broadens the range of our furniture component products.

Exhibit 99.1

For more information regarding our acquisitions, please refer to Note Q on page 46 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K.

Divestitures

2016

We divested four small businesses for total net consideration of $72 million. We sold two Wire Products operations, one that manufactures wire partitions, perimeter guarding and storage lockers, and another that manufactures automatic wire strapping equipment and related consumable wire products.

We also sold a CVP operation that designs and assembles docking stations for mobile computing equipment in vehicles. Finally, we sold a Machinery business that assembles industrial sewing machines.

2015

We sold four operations for total consideration of $36 million. We sold our final two Store Fixtures operations and a small operation within our CVP business. We also sold our Steel Tubing business unit. This business manufactured welded steel tubing and fabricated tube components.

2014

We divested the majority of the Store Fixtures group for total consideration of $64 million. Our Store Fixtures group designed, produced, installed and managed our customer's store fixture projects.

For further information about divestitures and discontinued operations, see Note B on page 15 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K.

Exhibit 99.1

Foreign Operations

The percentages of our trade sales in continuing operations related to products manufactured outside the United States for the previous three years are shown below. The percentage of foreign trade sales were 31% each for 2014 and 2015, and 34% for 2016.

% Foreign Trade Sales
40%
30%
20%
10%
0%
31%
31%
34%
2014
2015
2016

Our international operations are principally located in Europe, China, Canada and Mexico. Our products in these foreign locations primarily consist of:

Europe

•	Innersprings for mattresses
•	Lumbar and seat suspension systems for automotive seating
•	Seamless and welded tubing and specialty formed products for aerospace applications
•	Select lines of private-label finished furniture
•	Recliner mechanisms
•	Machinery and equipment designed to manufacture innersprings for mattresses
China

•	Lumbar and seat suspension systems for automotive seating
•	Cables, motors, and actuators for automotive applications
•	Recliner mechanisms and bases for upholstered furniture
•	Formed wire for upholstered furniture
•	Innersprings for mattresses
•	Office furniture components, including chair bases and casters

Exhibit 99.1

Canada

•	Lumbar supports for automotive seats
•	Fabricated wire for the furniture and automotive industries
•	Office chair controls, chair bases and table bases
Mexico

•	Innersprings and fabricated wire for the bedding industry
•	Automotive control cable systems and seating components
•	Adjustable beds

Our international expansion strategy is to locate our operations where we believe we would possess a competitive advantage and where demand for our components is growing. We have also expanded internationally in instances where our customers move the production of their finished products overseas to supply them more efficiently.

Our international operations face the risks associated with any operation in a foreign country. These risks include:

•	Foreign currency fluctuation
•	Foreign legal systems that make it difficult to protect intellectual property and enforce contract rights
•	Credit risks
•	Increased costs due to tariffs, customs and shipping rates
•	Potential problems obtaining raw materials, and disruptions related to the availability of electricity and transportation during times of crisis or war
•	Inconsistent interpretation and enforcement, at times, of foreign tax laws
•	Political instability in certain countries

Our Specialized Products segment, which derives roughly 80% of its trade sales from foreign operations, is particularly subject to the above risks. These and other foreign-related risks could result in cost increases, reduced profits, the inability to carry on our foreign operations and other adverse effects on our business.

Exhibit 99.1

Geographic Areas of Operation

Globally, we have 126 manufacturing facilities; 77 located in the U.S. and 49 located in 18 foreign countries, as shown below. We also have various sales, warehouse and administrative facilities. However, our manufacturing plants are our most important properties.

	Residential Products	Industrial Products	Furniture Products	Specialized Products
North America
Canada	■		■	■
Mexico	■	■		■
United States	■	■	■	■
Europe
Austria				■
Belgium				■
Croatia	■
Denmark	■
France				■
Germany				■
Hungary				■
Italy	■
Poland			■
Switzerland	■
United Kingdom	■			■
South America
Brazil	■
Asia
China	■		■	■
India				■
South Korea				■
Africa
South Africa	■

For further information concerning our continuing operations trade sales related to products manufactured, and our tangible long-lived assets located outside the United States, refer to Note E on page 21 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K.

Exhibit 99.1

Sales by Product Line

The following table shows our approximate percentage of continuing operations trade sales by product line for the last three years:

Product Line	2016	2015	2014
Bedding Group	22%	23%	22%
Automotive Group	19	16	16
Fabric & Carpet Cushion Group	18	17	18
Home Furniture Group	11	11	11
Wire Group	8	9	11
Consumer Products Group	8	8	7
Work Furniture Group	7	6	5
Aerospace Products Group	3	3	3
Commercial Vehicle Products Group	2	3	3
Steel Tubing Group[1]	—	2	2
Machinery Group	2	2	2
1The Steel Tubing Group was sold in December 2015.

Distribution of Products

In each of our segments, we sell and distribute our products primarily through our own personnel. However, many of our businesses have relationships and agreements with outside sales representatives and distributors. We do not believe any of these agreements or relationships would, if terminated, have a material adverse effect on the consolidated financial condition, operating cash flows or results of operations of the Company.

Raw Materials

The products we manufacture require a variety of raw materials. We believe that worldwide supply sources are readily available for all the raw materials we use. Among the most important are:

•	Various types of steel, including scrap, rod, wire, sheet, stainless and angle iron
•	Foam scrap
•	Woven and non-woven fabrics
•	Titanium and nickel-based alloys and other high strength metals

We supply our own raw materials for many of the products we make. For example, we produce steel rod that we make into steel wire, which we then use to manufacture:

•	Innersprings and foundations for mattresses
•	Springs and seat suspensions for chairs and sofas
•	Automotive seating suspension systems

We supply a substantial majority of our domestic steel rod requirements through our own rod mill. Our wire drawing mills supply nearly all of our U.S. requirements for steel wire.

Exhibit 99.1

Customer Concentration

We serve thousands of customers worldwide, sustaining many long-term business relationships. In 2016, our largest customer accounted for approximately 7% of our consolidated revenues. Our top 10 customers accounted for approximately 30% of these consolidated revenues. The loss of one or more of these customers could have a material adverse effect on the Company, as a whole, or on the respective segment in which the customer’s sales are reported, including our Residential Products, Specialized Products and Furniture Products segments.

Patents and Trademarks

The chart below shows the approximate number of patents issued, patents in process, trademarks registered and trademarks in process held by our continuing operations as of December 31, 2016. No single patent or group of patents, or trademark or group of trademarks, is material to our operations, as a whole. Substantially all of our patents relate to products manufactured by the Residential Products, Furniture Products, and Specialized Products segments, while a majority of our trademarks relate to products manufactured by the Residential Products segment. We had 1,500 patents issued and 445 in process, and 991 trademarks registered and 164 in process.

Exhibit 99.1

Some of our most significant trademarks include:

•	ComfortCore®, Mira-Coil®, VertiCoil®, Quantum®, Nanocoil®, Softech®, Lura-Flex®, Superlastic® and Active Support Technology® (mattress innersprings)
•	Semi-Flex® (box spring components and foundations)
•	Spuhl® (mattress innerspring manufacturing machines)
•	Wall Hugger® (recliner chair mechanisms)
•	Super Sagless® (motion and sofa sleeper mechanisms)
•	No-Sag® (wire forms used in seating)
•	LPSense® (capacitive sensing)
•	Hanes® (fabric materials)
•	Schukra®, Pullmaflex® and Flex-O-Lator® (automotive seating products)
•	Gribetz® and Porter® (quilting and sewing machines)

Research and Development

We maintain research, development and testing centers in many locations around the world. We are unable to calculate precisely the cost of research and development because the personnel involved in product and machinery development also spend portions of their time in other areas. However, we estimate our cost of research and development was approximately $25 million in each of the last three years.

Employees

At December 31, 2016, we had approximately 21,300 employees, of which roughly 15,700 were engaged in production. Of the 21,300, approximately 12,000 were international employees (6,200 in China). Roughly 15% of our employees are represented by labor unions that collectively bargain for work conditions, wages or other issues. We did not experience any material work stoppage related to contract negotiations with labor unions during 2016. Management is not aware of any circumstances likely to result in a material work stoppage related to contract negotiations with labor unions during 2017. We had approximately 7,600 employees in Specialized Products; 6,200 in Residential Products; 5,400 in Furniture Products; and 1,300 in Industrial Products.

Exhibit 99.1

Employees

Specialized
7,600
Residential
6,200
Furniture
5,400
Corp/Other
800
Industrial
1,300

At December 31, 2015, we had approximately 20,000 employees.

Competition

Many companies offer products that compete with those we manufacture and sell. The number of competing companies varies by product line, but many of the markets for our products are highly competitive. We tend to attract and retain customers through innovation, product quality, competitive pricing and customer service. Many of our competitors try to win business primarily on price but, depending upon the particular product, we experience competition based on quality and performance as well. In general, our competitors tend to be smaller, private companies.

We believe we are the largest U.S. manufacturer, in terms of revenue, of the following:

•	Bedding components
•	Automotive seat support and lumbar systems
•	Components for home furniture and work furniture
•	Carpet cushion
•	Adjustable beds
•	High-carbon drawn steel wire
•	Bedding industry machinery

We continue to face pressure from foreign competitors as some of our customers source a portion of their components and finished products offshore. In addition to lower labor rates, foreign competitors benefit (at times) from lower raw material costs. They may also benefit from currency factors and more lenient regulatory climates. We typically remain price competitive, even versus many foreign manufacturers, as a result of our efficient operations, low labor content, vertical integration in steel and wire, logistics and distribution efficiencies, and large scale purchasing of raw materials and commodities. However, we have also reacted to foreign competition in certain cases by selectively adjusting prices, and by developing new proprietary products that help our customers reduce total costs.

Exhibit 99.1

For information about antidumping duty orders regarding innerspring and steel wire rod imports, see "Competition" in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations on page 3 of Exhibit 99.3 attached to this Form 8-K.

Seasonality

As a diversified manufacturer, we generally have not experienced significant seasonality. However, unusual economic factors in any given year, along with acquisitions and divestitures, can create sales variability and obscure the underlying seasonality of our businesses. Historically, for the Company as a whole, the second and third quarters typically have slightly higher sales, while the first and fourth quarters have generally been lower. Segment level seasonality has also been relatively limited, however the Residential Products segment usually has lower sales in the fourth quarter.

Backlog

Our customer relationships and our manufacturing and inventory practices do not create a material amount of backlog orders for any of our segments. Production and inventory levels are geared primarily to the level of incoming orders and projected demand based on customer relationships.

Working Capital Items

For information regarding working capital items, see the discussion of “Cash from Operations” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations on page 13 of Exhibit 99.3 attached to this Form 8-K.

Government Contracts

The Company does not have a material amount of sales derived from government contracts subject to renegotiation of profits or termination at the election of any government.

Environmental Regulation

Our operations are subject to federal, state, and local laws and regulations related to the protection of the environment. We have policies intended to ensure that our operations are conducted in compliance with applicable laws. While we cannot predict policy changes by various regulatory agencies, management expects that compliance with these laws and regulations will not have a material adverse effect on our competitive position, capital expenditures, financial condition, liquidity or results of operations.

Exhibit 99.1

Internet Access to Information

We routinely post information for investors under the Investor Relations section of our website (www.leggett.com). Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are made available, free of charge, on our website as soon as reasonably practicable after electronically filed with, or furnished to, the SEC. In addition to these reports, the Company’s Financial Code of Ethics, Code of Business Conduct and Ethics, and Corporate Governance Guidelines, as well as charters for the Audit, Compensation, and Nominating & Corporate Governance Committees of our Board of Directors, can be found on our website under the Corporate Governance section. Information contained on our website does not constitute part of this Current Report on Form 8-K.

Discontinued Operations

For information on discontinued operations, see Note B on page 15 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K.